U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          AMENDMENT NO. 3 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            Mees Masonry Corporation
                            ------------------------
             (Exact name of registrant as specified in its charter)

Nevada                                1741                          45-0461176
------                                ----                          ----------
(State or other             (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of             Classification Code Number)      Identification No.)
incorporation or
organization)

11809 Elsa Rosa Drive, Menoken, North Dakota                             58558
--------------------------------------------                             -----
(Address of registrant's principal executive offices)               (Zip Code)

                                 (701) 255-2850
                                 --------------
              (Registrant's Telephone Number, Including Area Code)

                             Michael J. Muellerleile
                                  MC Law Group
                          4100 Newport Place, Suite 660
                         Newport Beach, California 92660
                                  949.250.8655
                             Facsimile 949.250.8656
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
   -------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[ ]
    -------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                   --------

                         CALCULATION OF REGISTRATION FEE
================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          3,320,000              $0.05                $166,000             $43.83
================================== =================== ==================== ======================= ================

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

<

                             Preliminary Prospectus
                            Mees Masonry Corporation,
                              a Nevada corporation

                        3,320,000 Shares of Common Stock

This prospectus relates to 3,320,000 shares of common stock of Mees Masonry Corporation, which are issued and outstanding shares of our common stock, acquired by the selling security holders in private placement transactions. The selling security holders will offer and sell their shares for $0.05 per share.

Our common stock is presently not traded on any market or securities exchange.

See "Risk Factors" on pages 5 to 9 for factors to be considered before investing in the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  The date of this prospectus is March 27, 2002
                             Subject to completion.


Outside Back Cover Page

Dealer Prospectus Delivery Obligation

Until _______, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                TABLE OF CONTENTS

Prospectus Summary ..........................................................4
Risk Factors.................................................................5
Forward Looking Statements...................................................9
Use of Proceeds..............................................................9
Determination of Offering Price.............................................10
Dilution....................................................................10
Selling Security Holders....................................................10
Plan of Distribution........................................................11
Legal Proceedings...........................................................12
Directors, Executive Officers, Promoters and Control Persons................12
Security Ownership of Certain Beneficial Owners and Management..............13
Description of Our Securities...............................................14
Interest of Named Experts and Counsel.......................................14
Disclosure of Commission Position on Indemnification for
Securities Act Liabilities..................................................14
Organization Within Last Five Years.........................................15
Description of Business.....................................................15
Management's Discussion and Analysis of Financial Condition
and Results of Operations...................................................21
Description of Property.....................................................25
Certain Relationships and Related Transactions..............................25
Market for Common Equity and Related Stockholder Matters....................26
Executive Compensation......................................................27
Financial Statements........................................................29
Changes in and Disagreements with Accountants on Accounting
and Financial Disclosure....................................................50
Legal Matters...............................................................50
Experts.....................................................................50
Additional Information......................................................51
Indemnification of Directors and Officers...................................51
Other Expenses of Issuance and Distribution.................................52
Recent Sales of Unregistered Securities.....................................52
Exhibits....................................................................53
Undertakings................................................................54
Signatures..................................................................55

Prospectus Summary
------------------

Our business:                        We incorporated in Nevada on May 24, 2001.
                                    Our principal business address is 11809 Elsa
                                    Rosa Drive, Menoken, North Dakota, 58558.
                                    Our telephone number is 701.255.2850.

                                    We are a supplier and contractor of masonry services for commercial and residential properties in the areas of Bismarck and Mandan, North Dakota. Our predecessor, Mees Masonry, a sole proprietorship, was involved in the masonry and bricklaying industry for over thirty-two years. We provide masonry and bricklaying services to developers and builders of residential and commercial properties on a contract basis. We are primarily engaged in the laying and installation of masonry products of varying shapes, sizes, colors and wall sections that enhance functional and aesthetic value of a structure.

                                    In performing our services, we also provide masonry products to our customers in a variety of shapes and sizes that offer design flexibility as well as beauty and durability. We obtain these products from third-party providers. Our staff is able to discuss technical details, sizes, colors, textures, and the varieties available from several manufacturers, which enables us to customize a project to meet the specialized needs of the client. Our planned expansion includes establishing Bismarck, North Dakota as our corporate headquarters, installing computers to provide management with the tools to cost-effectively manage projected growth, and hiring and training staff to complete the establishment of additional offices in Fargo, Grand Forks, and Minot, North Dakota.

Number of shares                    The selling security holders want to sell
being offered:                      3,320,000 shares of our common stock. The
                                    selling security holders may sell our common stock in one of the following ways:

                                        o   utilizing the over-the-counter
                                            market;
                                        o   on any securities exchange on which
                                            our common stock is or becomes
                                            listed or traded;
                                        o   in negotiated transactions; or
                                        o   otherwise.

                                    The selling security holders will offer and sell their shares for $0.05 per share. The shares will not be sold in an underwritten public offering.

Key features of                     The shares of our common stock being offered
shares being offered:               by the selling security holders have the
                                    following key features:
                                        o   Pro-rata rights to any dividends
                                            paid;
                                        o   One vote per share held;
                                        o   No cumulative voting rights; and
                                        o   No preemption rights.

Number of shares outstanding:       9,320,000 shares of our common stock are
                                    issued and outstanding. We have no other securities issued.

Estimated use of proceeds:          We will not receive any of the proceeds from
                                    the sale of those shares being offered.

Summary financial information:      We had cash of $12,129 as at December 31,
                                    2001. As at December 31, 2001, our total assets were $60,661, of which fixed assets were $31,182. As at December 31, 2001, we had liabilities of $3,282. During the three month period ended December 31, 2001, we realized revenues of $101,480 from sale of masonry products and services compared to revenues of $76,176 during the corresponding period on 2000. Our cost of revenues during the three month period ended December 31, 2001 was $62,672 compared to cost of revenues of $50,739 during the corresponding period in 2000. Our gross profit for the three month period ended December 31, 2001 was $38,808 compared to a gross profit of $25,436 during the corresponding period in 2000. For the three month period ended
                                    December 31, 2001, we experienced a net
                                    profit of $14,980 compared to a net loss of $3,473 during the corresponding period in 2000.

                                  Risk Factors
                                  ------------

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any shares of our common stock. A purchase of our common stock is speculative and involves a significant and substantial number of risks. Any person who is not in a position to lose the entire amount of his investment should forego purchasing our common stock.

Risks related to our business:

We are a new company with losses since our formation and we anticipate that we will lose money in the foreseeable future. Therefore, we may not be able to achieve profitable operations.

We were incorporated in May 2001, and have no operating history. We will encounter difficulties as an early stage company in the competitive construction industry. We have incurred a net loss since inception and expect to incur net losses for the foreseeable future unless we are able to expand our operations in an efficient manner and earn additional revenue. Our success depends on increasing awareness of our services, and providing our customers with high quality and economical services. Accordingly, we intend to expand our operations and to make capital expenditures to maintain, develop and expand the quality and quantity of our service offerings. If we are unable to raise additional working capital, we may not be able to achieve profitable operations.

Since we are significantly dependent on third party suppliers for our concrete, masonry and other raw materials, we may not be able to continue profitable operations if there is an interruption in our supplies.

Any difficulties encountered by the third-party suppliers that result in production delays or inability to fulfill orders on a timely basis could harm our business. We do not have long-term contracts with our third-party suppliers. We may experience short-term interruptions in services from our third-party suppliers. In addition, our profitability would be harmed if we lost our relationship with any of our current suppliers. We may not be able to locate an alternative source of stone with desirable characteristics on a timely basis in the event that we are unable to obtain stone from our primary suppliers. We cannot guaranty, however, that we will be able to locate additional suppliers. If we do locate additional suppliers, we cannot guaranty that we will be able to enter into arrangements on terms that will be acceptable to us.

Because our industry is highly competitive, we must compete effectively in order to remain profitable.

The construction contracting market for projects installing dimensional stone, concrete, and masonry products is highly fragmented and extremely competitive. We compete with many local, and domestic masonry companies, some of which have greater market recognition and substantially greater financial, technical, marketing, distribution, and other resources than we possess. We cannot guaranty that we will continue to be able to compete successfully in the future.

If we cannot attract or retain qualified employees, we will not be able to operate profitably.

Our business is labor intensive, and many of our operations involve a high rate of employee turnover. The low unemployment rate in the United States has made it more difficult for us to find qualified personnel at low cost in some areas where we operate. Labor shortages or increased labor costs could harm our operations. We cannot assure you that we will be able to continue to hire and retain a sufficient labor force of qualified persons.

Disputes often arise among builders, subcontractors and customers due to the nature of the construction industry and the contracting process; as a result, we may be forced to expend financial resources in order to resolve these disputes.

Defects in workmanship and the quality of work-performed increase the potential for disputes between parties in the construction industry. Specifically, in providing our services, we may work on jobsites where there are multiple subcontractors as well as a general contractor. A general contractor is normally in charge of a jobsite and has the primary responsibility of coordinating the activities of the subcontractors. On such jobs, where we are one of several subcontractors, we may work in conjunction with and rely on other subcontractors. As a result, we may have disputes with other subcontractors or the general contractor with respect to the services which we provide. These disputes have the potential to result in the assertion of claims and litigation by subcontractors, general contractors and customers. We also may be forced to bring suit against other subcontractors, general contractors and customers. Although the costs and legal expenses incurred in defense of claims against us and in pursuit of our claims have not historically been substantial, we cannot assure you that such fees will not significantly increase in the future. If we are forced to spend significant funds on legal fees, our financial resources will likely be strained and our ability to continue our business will be hindered.

Our general liability insurance may be inadequate. We may not have financial resources to pay for claims that exceed our insurance policy limits, which may our ability to continue our operations.

We maintain general liability and excess liability insurance covering our installation vehicle and equipment in amounts consistent with industry practices. In addition, we are required to provide various types of surety bonds guaranteeing our performance under certain contracts. We do not maintain any life or liability insurance for our officers or directors. We may not be able to maintain adequate insurance.

Our failure to obtain bid and performance bonds in the future and the inability to procure such bonds could harm our ability to bid for certain contracts.

Our ability to obtain surety bonds depends on our capitalization, working capital, past performance, management expertise and other factors. Surety companies consider such factors in light of the amount of surety bonds then outstanding for us in relation to their current underwriting standards, which may change from time to time. Certain jobs can be complex projects requiring significant technical and management skills and financial strength to, among other things, obtain bid and performance bonds, which are often a condition to bidding for, and awarding of, contracts for such projects. We may not be able to obtain adequate surety bonds.

We may be liable to customers or third parties for personal injuries such customers or third parties claim were caused by the products or services that we provide and any claims or adverse judgments against us may reduce our financial resources or hinder our reputation.

Claims of tortious injury brought by customers or third parties against us may occur in the future, with respect to the quality of our current, or future, construction workmanship or performance. Specifically, we engage in the installation of masonry products such as bricks, stone and concrete. If a customer or third party is injured and claims that we were negligent in the installation of our products or in providing our services, we may be forced to spend significant funds to defend such actions. We do not guaranty that we will counterclaim against any such parties in such claims or seek indemnification from other parties. We may not be able to avoid being involved in costly and time-consuming litigation against third parties to defend against tortious claims, such as those stemming from construction defects. Any such claims or counterclaims could be time-consuming, result in costly litigation, cause significant modification to our current installation procedures, and require us to retrain our personnel, or require us to enter into costly settlement agreements. Such actions could harm our business, operating results and financial condition. Any adverse judgments or settlement agreements resulting from claims of personal injury or the like may deplete our financial resources or damage our reputation for quality and excellence, thereby affecting our ability to continue our operations. Multiple claims could discourage potential customers from using our services.

The construction and installation industry is cyclical and influenced by various economic factors, including interest rates and general fluctuations of the business cycle. Therefore, our results of operations will be cyclical and be influenced by those factors.


Our narrow range of clients, the cyclical nature of construction markets, especially in the Midwest where our primary market area is focused, as well as instability in general economic conditions could harm our business, operating results and financial condition. In recent years, the level of construction activity in the market sector that we serve has been relatively stable. However, this level of activity may not be sustained.

Our operations are dependent largely upon the construction markets and retail sales that have traditionally been cyclical. The economy has a direct bearing on these factors. A weak economy could depress demand for our services and from time to time prices for our key raw materials could fluctuate widely. The markets for our services are cyclical and are affected by the same or similar economic factors that affect the housing and remodeling industries in general, including the availability of credit, changes in interest rates, market demand and general economic conditions, all of which are beyond our control. Any deterioration in these markets could significantly affect our revenues.

Acts of domestic terrorism have impacted general economic conditions and may impact our industry and our ability to operate profitably.

On September 11, 2001, acts of terrorism occurred in New York City and Washington, D.C. As a result of these terrorist acts, there may be a disruption in demand for homebuilding and commercial construction, as well as both residential and commercial remodeling contracts. If the United States involves itself in widespread and expensive warfare, the resources of the United States may be directed toward war-related products and services. If the economy experiences a downturn as a result of warfare, our ability to raise funds and earn revenue could be harmed in that investors may curtail their investing activities or may exclusively invest in industries which support any war effort. There may be other consequences resulting from those acts of terrorism, which consequences include, but are not necessarily limited to, strikes, civil disturbance, act of the public enemy, war, blockage, riot, epidemics, public demonstration, explosion, freight embargos, governmental action, governmental delay, restraint or inaction, quarantine restrictions, unavailability of capital, equipment, personnel, which we may not be able to anticipate. These terrorist acts and the reduced demand for construction activity may harm our business. We are unable to determine the long-term impact, if any, of these incidents or of any acts of war or terrorism in the United States or worldwide on the U.S. economy, on us or on the price of our common stock.

We anticipate that we may need to raise additional capital to expand our operations. Our failure to raise additional capital will significantly limit our ability to expand our operations.

To expand our operations, we may be required to raise additional funds. Our planned expansion includes establishing Bismarck, North Dakota as our corporate headquarters, installing computers to provide management with the tools to manage projected growth, and hiring and training staff to complete the establishment of additional offices in Fargo, Grand Forks, and Minot, North Dakota. Specifically, in order to expand our operations during the fiscal year ended June 30, 2002, we believe that our cash requirements will consist of the following:

    o$30,000   for insurance;
    o$25,000   for contract services;

    o$25,000   for rent;
    o$16,000   for retention of a marketing representative;
    o$ 1,000   for retention of a website designer;
    o$ 4,000   for website development;
    o$25,000   for marketing, including acquiring a professional trade show booth;
    o$75,000   for establishing our corporate headquarters;
    o$64,000   for our president's salary; and
    o$ 5,000   for general administrative expenses.

We may not be able to obtain additional financing at commercially reasonable rates. We anticipate that we may seek additional funding through public or private sales of our securities. That could include equity securities, or through commercial or private financing arrangements. Adequate funds may not be available when needed or on terms acceptable to us. Our failure to obtain additional funds would significantly limit or eliminate our ability to expand our operations. This would have a material adverse effect on our ability to expand our business operations and compete with other providers. Specifically, for the three month period ending December 31, 2001, we earned revenues of $101,480 and experienced a modest net profit of $14,980. If we are unable to expand our operations and earn additional revenues, we will likely never pay dividends on our common stock and the value of our stock will be minimal, at best. We must expand our operations and generate additional revenues to maximize value to our shareholders. If we are unable to raise additional capital, we will not be able to expand our operations and we will likely continue to experience losses. If we experience losses over an extended period of time, our business may fail and the value of our stock will be zero.

Our ability to raise additional capital through the sale of our stock may be harmed by competing resales of our common stock by the selling security holders.

The price of our common stock could fall if the selling security holders sell substantial amounts of our common stock. These sales would make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling security holders may offer to sell their shares of common stock to potential investors for less than we do. Moreover, potential investors may not be interested in purchasing shares of our common stock if the selling security holders are selling their shares of common stock.

Risks related to owning our common stock:

Our officers and directors own approximately 64.38% of our outstanding shares of common stock, allowing these shareholders to control matters that require approval of our shareholders.

Our directors and officers, taken as a group, beneficially own, in the aggregate, approximately 64.38% of our outstanding shares of common stock. Such concentrated control of the company may lower the price of our common stock. Specifically, investors may be hesitant to invest in a company with such concentrated control as our directors and officers may control matters requiring approval by our security holders, including the election of directors. Moreover, our officers and directors may, in the future, be entitled to sell all or a portion of the shares they currently hold. If one of our officers or directors decides to sell a substantial portion of his or her shares, investors could see this as a sign that our business is failing resulting in "panic" selling of our stock. Should a significant portion of our issued and outstanding stock be offered for sale at or near the same time, then the price of our stock will likely decline significantly. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Because we will be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced, which may make it difficult for investors in our common stock to sell their shares.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. An active public market may not develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in our sector may have a significant impact on the market price of our shares. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Because we lack a public market for shares of our common stock, the selling security holders will arbitrarily determine the offering price of the shares. Therefore, investors may lose all or part of their investment if the purchase price of their shares is too high.

Our common stock is not publicly traded and we do not participate in an electronic quotation medium for securities traded outside the Nasdaq Stock Market. We cannot guaranty that an active public market for our stock will develop or be sustained. The selling security holders will offer and sell their shares for $0.05 per share. Accordingly, purchasers may lose all or part of their investments if the price of their shares is too high. A purchase of our stock in this offering would be unsuitable for a person who cannot afford to lose his entire investment.

Forward Looking Statements
--------------------------

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

Use of Proceeds
---------------

We will not receive any proceeds from the sale of shares of our common stock being offered by the selling security holders.

Determination of Offering Price
-------------------------------


The selling security holders will offer and sell their shares for $0.05 per share. The price of the offered shares was based on the price at which we sold our shares in the private placement and the value of our business plan as determined by the company's management.


Dilution
--------

The shares offered for sale by the selling security holders are already outstanding and, therefore, do not contribute to dilution.

Selling Security Holders
------------------------

The following table sets forth information concerning the selling security holders including:

    1. the number of shares owned by each selling security holder prior to this offering;
    2. the total number of shares that are to be offered by each selling security holder; and
    3. the total number of shares and the percentage of common stock that will be owned by each selling security holder upon completion of the offering.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. The offered shares were acquired by the selling security holders in private placement transactions, which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. There are 41 shareholders currently holding our common stock. Thirty-eight of those shareholders are registering for the sale of the entire amount they currently own. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us. None of the selling security holders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

----------------------------------- ------------------------ ---------------------------------- ----------------------------------
   Name of Selling Security           Amount of Shares of       Amount of Shares of Common Stock       Amount of Shares and the
          Holder                      Common Stock Owned by     to be Offered by the Selling       Percentage of Common Stock Owned
                                      Selling Security               Security Holder              by Selling Security Holder After
                                      Holder Before the                                            the Offering is Complete
                                          Offering
----------------------------------- ------------------------ ---------------------------------- ----------------------------------
Chris Nixon                                425,000                       425,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Tom Williams                               425,000                       425,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Carmen Meissner                            425,000                       425,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Mark Setterlund                            425,000                       425,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Mark Bahmiller                             425,000                       425,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Steven Wolff                               425,000                       425,000                               0
----------------------------------------------------------------------------------------------------------------------------------
Daniel L. Baker                            20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Basilius Blotsky                           20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Darrin Bosch                               10,000                        10,000                                0
----------------------------------------------------------------------------------------------------------------------------------
James C. & Cynthia S. Doll                 10,000                        10,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Perry J. Hardy                             20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Julie A. Hellman                           30,000                        30,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Terry L. Hellman                           40,000                        40,000                                0
----------------------------------------------------------------------------------------------------------------------------------
David L. Helvig                            10,000                        10,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Wayne R. Hoff                              40,000                        40,000                                0
----------------------------------------------------------------------------------------------------------------------------------

Steven J. Howry                            20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Gary C. Jablonski                          40,000                        40,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Melvin E. Lippert                          20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Trevor J. Madler                           40,000                        40,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Kristy M. Noot                             20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Craig R. Pankratz                          10,000                        10,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Angelo M. Randazzo                         40,000                        40,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Dan Saunders                               40,000                        40,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Don Saunders                               40,000                        40,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Wayne Schaf                                20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
John Schaner                               20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Lyle H. Schmautz                           40,000                        40,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Richard A. Setterlund                      20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Delton Stein                               20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Tim Stroup                                 10,000                        10,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Miles Tomac                                10,000                        10,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Chad M. Vogel                              40,000                        40,000                                0
----------------------------------------------------------------------------------------------------------------------------------
David L. Vogel                             10,000                        10,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Marcus S. Vogel                            20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Gary L. Wetsch                             20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Thomas J. Wolff                            10,000                        10,000                                0
----------------------------------------------------------------------------------------------------------------------------------
William J. Zander                          20,000                        20,000                                0
----------------------------------------------------------------------------------------------------------------------------------
Allan Ziemann                              40,000                        40,000                                0
----------------------------------------------------------------------------------------------------------------------------------

Plan of Distribution
--------------------

The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. Our stock is not quoted on the Over-the-Counter Bulletin Board nor is it listed on any securities exchange. There is no guarantee that our stock will ever be quoted on the Over-the-Counter Bulletin Board or listed on any securities exchange. The selling security holders will offer and sell their shares for $0.05 per share. The shares will not be sold in an underwritten public offering.

The shares will likely be sold directly by the selling security holders in privately negotiated transactions.

The selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

We have filed a Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may elect to not sell any or all of the offered shares.

Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

We have informed the selling security holders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------


Executive Officers and Directors. We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could significantly hinder our operations, profits and future development, if suitable replacements are not promptly obtained. We have not entered into employment agreements with any of our key executives and no assurance can be given that each executive will remain with us. However, Theodore Mees, Sr., has agreed to devote approximately 60 hours per week to our business activities; Shirley Mees has agreed to devote approximately 25 hours per week to our business activities and Theodore Mees, Jr., has agreed to devote approximately 50 hours per week to our business activities. Theodore Mees, Sr. earns a salary of $64,000 per year for his services as our president and treasurer (See "Executive Compensation" section below). Shirley Mees does not earn a salary and Theodore Mees, Jr. earns approximately $32,000 per year as a non-executive employee. Other than described herein, there are no other terms or general understandings with our officers and directors regarding their continued service to us. In addition, our success depends, in part, upon our ability to attract and retain other talented personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. All of our officers and directors will hold office until their resignation or removal.


The following table sets forth information regarding our executive officers and directors:

 ========================= ========== =========================================
 Name                         Age     Position
 ------------------------- ---------- -----------------------------------------
 Theodore C. Mees, Sr.         53     president, treasurer and a director
 ------------------------- ---------- -----------------------------------------
 Shirley J. Mees               54     vice president, secretary and a director
 ------------------------- ---------- -----------------------------------------
 Theodore C. Mees, Jr.         29     director
 ========================= ========== =========================================

Theodore C. Mees, Sr. Theodore Mees, Sr. has been our president, treasurer and one of our directors since our inception. Theodore C. Mees, Sr. established Mees Masonry, our predecessor entity, a sole proprietorship, over thirty-two years ago and was responsible for its day-to-day operations for the past 32 years. Theodore Mees, Sr. is also responsible for all aspects of bidding and field management of construction projects. Theodore Mees, Sr. does not have any other business activities to which he devotes his time. Theodore Mees, Sr. has indicated that he will spend approximately 60 hours per week on our business activities. Theodore Mees, Sr. is not an officer or director of any reporting company.

Shirley J. Mees. Mrs. Mees has been our vice president, secretary, and one of our directors since our inception. Mrs. Mees co-founded Mees Masonry, our predecessor entity, a sole proprietorship, with her husband Theodore C. Mees, Sr. in 1970. Mrs. Mees is currently responsible for all of our administrative functions, including management of the corporation's accounts payable, receivable and related payroll. Mrs. Mees also devotes a portion of her business time to Missouri Slope, another business entity. Mrs. Mees has indicated that she will spend approximately 25 hours per week on our business activities. Mrs. Mees is not an officer or director of any reporting company.

Theodore C. Mees, Jr. Theodore Mees, Jr. is one of our founding shareholders and one of our directors since our inception. Theodore Mees, Jr. has been a bricklayer since 1988 and has worked for Mees Masonry, our predecessor entity and a sole proprietorship, since 1990. Theodore Mees, Jr. is responsible for assisting Theodore C. Mees, Sr. on bidding of projects, field management and construction activities. Theodore Mees, Jr., does not have any other business activities to which he devotes his time. Theodore Mees, Jr. has indicated that he will spend approximately 50 hours per week on our business activities. Theodore Mees, Jr. is not an officer or a director of any reporting company.

Theodore C. Mees, Sr. is the spouse of Shirley J. Mees. Theodore C. Mees, Jr. is the son of Theodore C. Mees, Sr. and Shirley J. Mees. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 1, 2001 by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

========================= ===================================== ====================================== ==========================
     Title of Class             Name of Beneficial Owner             Amount of Beneficial Owner             Percent of Class
------------------------- ------------------------------------- -------------------------------------- --------------------------
Common Stock              Theodore C. Mees, Sr., president,               3,000,000 shares                      32.19%
                          director
                          11809 Elsa Rosa Drive
                          Menoken, North Dakota 58558
------------------------- ------------------------------------- -------------------------------------- --------------------------
Common Stock              Shirley J. Mees, vice president,                2,000,000 shares                      21.46%
                          secretary, director
                          11809 Elsa Rosa Drive
                          Menoken, North Dakota 58558
------------------------- ------------------------------------- -------------------------------------- --------------------------
Common Stock              Theodore C. Mees, Jr.,                          1,000,000 shares                      10.73%
                          director
                          4807 Trenton Drive
                          Bismarck, North Dakota 58502
------------------------- ------------------------------------- -------------------------------------- --------------------------
Common Stock              All officers and directors                      6,000,000 shares                      64.38%
                          as a group
========================= ===================================== ====================================== ==========================

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description Of Our Securities
-----------------------------

Common Stock. Our authorized capital stock consists of 100,000,000 shares of $.001 par value common stock, of which 9,320,000 are issued and outstanding as of the date of this Memorandum. Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.

We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock. We are authorized to issue 25,000,000 shares of $.001 par value preferred stock, of which no such shares are issued and outstanding. We have not designated the right and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Interest of Named Experts and Counsel
-------------------------------------

No expert or our counsel was hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this registration statement.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
-----------------------------------------------------------------------

Article Twelfth of our Articles of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
    o unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Article V of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Indemnification Agreements. We will enter into indemnification agreements with each of our executive officers. We will agree to indemnify each such person for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Organization Within Last Five Years.
------------------------------------

Transactions with Promoters. On May 24, 2001, we incorporated in Nevada. On or about May 24, 2001, we issued 3,000,000 shares of our common stock to Theodore
C. Mees, Sr. and 2,000,000 shares of our common stock to Shirley Mees, in exchange for the assets of Mees Masonry, a sole proprietorship. In addition, 1,000,000 shares of our common stock were issued to Theodore Mees, Jr. in exchange for founders services provided to us related to our incorporation.

Also on May 24, 2001, we issued 2,550,000 shares of our common stock to the following individuals for the following services:


    o Chris Nixon provided masonry services including, but not limited to, labor and installation assistance for hardscaping. Mr. Nixon is an independent contractor who typically provides such services to us in our peak installation periods, specifically, June through August. The services provided by Mr. Nixon were vauled at $21,250.
    o Tom Williams provided masonry services including, but not limited to, labor and installation assistance for hardscaping. Mr. Williams is an independent contractor who typically provides such services to us in our peak installation periods, specifically, June through August. The services provided by Mr. Williams were valued at $21,250.
    o Carmen Meissner provided bookkeeping services valued at $21,250. Specifically, Ms. Meissner assisted us in organizing our billing system and reconciled our books in preparation for our audit. These were one time services provided in or around May 2001.
    o Mark Setterlund provided us with marketing services valued at $21,250. Specifically, Mr. Setterlund assisted us in formulating and developing our business plan including, but not limited to, our marketing strategy. Mr. Setterlund also agreed to assist in further developing our marketing strategy. He has agreed to help us locate a marketing representative and assisted us in formulating our overall marketing strategy for North Dakota. He has also provided us advice on the marketing aspects of our proposed website. Those services were one time services provided at or near our incorporation in May 2001.
    o Mark Bahmiller provided website development services valued at $21,250. Specifically, Mr. Bahmiller provided initial advice to us regarding our planned website. He performed the initial feasibility due diligence as to the potential effectiveness of a website. He also provided advice on the technical aspects of our proposed website as well as providing design ideas. Mr. Bahmiller has also agreed to provide ongoing website development services on an "as needed" basis. We plan to utilize Mr. Bahmiller in the future as we develop our proposed website.
    o Steven Wolff provided business plan development services valued at $21,250. Specifically, Mr. Wolff assisted us in developing our business plan and our expansion strategy. Mr. Wolff participated in every aspect of our business plan development, including conducting research into our industry. He has agreed to assist us on an ongoing basis if we need revisions or alterations to our business plan. He also assisted us in formulating our marketing plans. Mr. Wolff has also agreed to assist us in updating our business plan. The initial services were provided in or around May 2001.


Description of Business
-----------------------

Our Background. Theodore C. Mees, Sr., originally established "Mees Masonry" as a sole proprietorship in 1969. Prior to incorporation, Mees Masonry primarily focused on residential home building market. In 1980, Mees Masonry expanded operations to include commercial contracts. We incorporated in Nevada on May 24, 2001, as Mees Masonry Corporation.

Our Business. We install masonry products for commercial and residential properties in the areas of Bismarck and Mandan, North Dakota. The actual products we install are obtained from various third-party providers. We do not manufacture any of the products we install except to the extent we mix the mortar or concrete used in our operations. We have been involved in the masonry and bricklaying industry for over thirty-two years. We deliver masonry and bricklaying services to developers and builders of residential and commercial properties on a contract basis. We are primarily engaged in the laying and installation of masonry products of varying shapes, sizes, colors and wall sections that enhance the functional and aesthetic value of a structure. Specifically, we install hardscaping at both new and existing residential and commercial properties. We install concrete, bricks, stone and other hardscaping. At this time, our operations do not depend on any one customer. We operate on a job by job basis and perform our services for a variety of customers.

The construction and home building industry uses masonry products in a variety of residential and commercial applications for both functional and aesthetic purposes. Concrete blocks have been a basic building material for hundreds of years and have now evolved into a wide variety of sizes, shapes, colors and textures. The blocks manufactured today are a highly functional and beautiful building material that is gaining popularity with architects, engineers, contractors and others worldwide. We believe that multi-colored, multi-textured concrete products give designers the artistic flexibility to create single and multi-family residences, office buildings, warehouses, municipal buildings, manufacturing facilities, correctional facilities, learning institutions, hospitals and other structures. We take these products and install them in both residential and commercial locations.

Although we are not currently the largest masonry laying company serving the Bismarck - Mandan, North Dakota area, we believe we are one of the area's oldest and most experienced masonry companies. We are currently planning a company wide expansion that will occur over the next few years and will increase our customer service capabilities. The planned expansion includes establishing Bismarck, North Dakota as the corporate headquarters, installing computers to provide management with the tools to cost-effectively manage projected growth, and hiring and training staff to complete the establishment of additional offices in Fargo, Grand Forks, and Minot, North Dakota.

The masonry and bricklaying industry is very fragmented and highly competitive. Therefore, we believe that it is necessary to create marketing programs which will distinguish our services from competitors. As part of this program, we propose to develop a professional trade show booth capable of traveling to different markets to showcase our services. To enhance our brand image and to position ourselves as a provider of quality masonry services, we may implement a five-year warranty covering all of our work. We do not believe that any of our local competition offers a similar warranty program. We believe that such a warranty program will provide assurance to our customers that we will provide quality services and, if we do not, that we will fix any problems covered by the warranty program. We also hope that our planned warranty program will foster customer loyalty, increase customer satisfaction and increase referrals. However, any such warranty will likely not be implemented until in or around the second quarter of 2003.

Our Industry. The masonry industry is characterized by its substantial size, highly fragmented ownership structure and dependence on the cyclical and seasonal home building industry. Throughout civilization, architects and builders have chosen masonry for its beauty, versatility, and durability. Masonry is resistant to fire, earthquakes, and sound. Masonry structures are artistic and durable, and can withstand the normal wear and tear of centuries. The level of complexity involved in masonry work varies from laying a simple masonry wall to installing an ornate exterior or high-rise building.

Stone has been used as a primary and decorative building material for thousands of years. Dimensional stone, concrete, and masonry products consist of natural stone that is cut to standard sizes or to sizes specified in architectural designs. We take these products and install them in both interior and exterior locations in residential and commercial buildings, primarily as:

    o    floor, wall, and patio tiles;
    o    decorative trim and architectural accents;
    o    countertops and tabletops; and
    o    panels.

We provide our services to residential and commercial developments. The delivery of our services is dependent on conditions affecting the homebuilder market generally, such as weather and general economic conditions. We believe that our services increase the value of homes in that we believe that brick homes command higher selling prices, provide higher profit margins for the builder and constitute a sound investment and savings for the consumer because brick homes increase a home's investment value, sell faster and bring a higher resale price. Furthermore, we believe that brick is virtually maintenance-free and never needs painting, caulking or staining. Brick does not burn, rot or chip-like other finish materials. Brick is also energy efficient and has inherent mass qualities which help keep a home cooler in the summer and warmer in the winter. Brick's mass also makes it a very effective noise insulator.

In addition to masonry products such as concrete blocks and bricks, we also install concrete pavers which are used for small roads, driveways and other large areas. Homeowners want driveways that complement the design of their residences. Builders are answering this demand with interlocking concrete pavers, leading to and increasing sales of these products and the increasing need for installation services, such as ours. From driveways to streets, pavers make a superior integrated system for residential vehicular requirements. Concrete pavers are superior in strength and durability compared to poured concrete. Concrete pavers can be used for practically any kind of pavement and are preferred to conventional asphalt and poured concrete because of their beauty, low maintenance, and ease of replacement when subsurface repairs are required. A growing number of builders realize this and are using unit concrete paving to increase the attractiveness of homes. Unit concrete pavers can be installed in a variety of patterns, including curves, straight lines, and intricate designs which can add vitality to any environment. Pavers create style, color and eye-catching patterns while providing a durable and long-lasting surface for driveways, patios, walks, pool decks, parking areas, streets, entrances, plazas, and more. Unit concrete paving tells a buyer that the builder delivers a quality product. Furthermore, with concrete pavers, a developer or builder's sales team can typically emphasize pavers, and begin an effective sales presentation right at the curb.


Our Target Market and Marketing Strategy. We intend to strengthen our market position in North Dakota by focusing on the Bismarck-Mandan home building and masonry market. We intend to actively market our masonry services. We intend to engage the services of a marketing representative to assist us in establishing and coordinating our relationships with local residential and commercial builders and developers. As of March 27, 2002, we had not hired or entered into any contracts with a marketing representative and we will not do so until we can raise additional funds through increased revenues or additional financing whether through loans or through the sale of our common stock. Once hired, the marketing representative will also be responsible for researching new products, decorating ideas, and marketing programs. The marketing representative will also coordinate our participation in various industry trade shows, including, but not limited to, the annual homebuilders' trade show. We believe that we will need to pay a marketing representative approximately $16,000 per year. However, we may be able attract a qualified marketing representative by offering commission-based compensation.


In order to provide us with additional exposure, our proposed marketing representative will work with a web designer to develop and implement a website that will give the viewer access to all the available services and product lines. We have not yet hired or entered into any contracts with a web designer. We will not hire a web designer until we are able to hire a marketing representative. We will not be in a position to hire either a marketing representative or a web designer until we raise additional funds. We believe that we will need to pay a web designer approximately $5,000 to design a website. We also intend to capitalize on the Internet by creating an information and promotional website where viewers can access information relating to the development of various lots, option packages and available services. The site will also showcase model masonry work and some of the available decorating options. The customers will be able to contact our staff, request information and obtain quotes.

In providing our masonry services, we market manufacturers' dimensional stone, concrete, and other masonry products and related construction services. The markets for our services may be subject to rapidly changing customer tastes, a high level of competition, and a constant need to create and market new services. Demand for dimensional stone, concrete, and masonry products is influenced by a wide variety of factors, including the following:

    o    the popularity of certain types of stone;
    o    architectural styles;
    o    cultural and demographic trends;
    o    marketing and advertising expenditures; and
    o    general economic conditions.

Because these factors can change, customer demand also can shift. We may not always be able to respond to changes in customer taste and demand because of the amount of time and financial resources that may be required to develop new services or introduce new products from manufacturers. The inability to respond to market changes could harm our profitability.

Business Strategy. We believe our concentration in selected markets is a key factor that enables us to achieve economies of scale and differentiates us from most of our competitors. We seek to distinguish ourselves from other masonry contractors and to respond rapidly to changing market conditions through a business strategy focused on the following:

    o    superior design and quality;
    o    superior financing and payment options;
    o    breadth of services; and
    o    high level of service.

In order to implement our business plan we may be required to purchase new or additional equipment, increase employee compensation, expand our operating facilities and expand in new and existing markets.

Growth Strategy. We propose to engage in a company-wide expansion over the next four years. Our ability to increase our revenues will depend on our success in:

    o    locating, and obtaining unique and high quality sources of stone;
    o expanding our dimensional stone, concrete, and masonry installation services;
    o    making significant investments in facilities, equipment, and tooling;
    o    purchasing and receiving of products on a timely basis;
    o    successfully hiring, training, and motivating additional employees;
    o    attracting new customers;
    o    expanding our service areas; and
    o    reducing operating and overhead expenses.

Many of the factors affecting our ability to achieve internal growth may be beyond our control. We cannot be certain that our strategies will succeed or that we will be able to generate enough revenue to fund our expansion operations.

We expect to experience growth and expect such growth to continue for the foreseeable future. Our growth may place a significant strain on our management, as well as on our financial, operating and technical resources. Failure to manage this growth effectively could harm our ability to operate profitably. Changing consumer tastes can determine the level of sales of our services, including consumer preference for dimensional stone, concrete, and masonry products. Customers for our services generally do not commit to using our services for more than a short time in advance. Our profitability would be harmed if we increased our expenditures in anticipation of future service orders that did not materialize. Certain customers also may increase orders for our services on short notice, which could place an excessive short-term burden on our resources.

Competition. The market for masonry products and services is highly fragmented and extremely competitive. We hope to become a leading provider of masonry services in North Dakota. Currently, the major providers of masonry services in North Dakota are: General Masonry / Bismarck, Jim Fetter Masonry, and Schmidke Masonry. The largest of those is General Masonry / Bismarck. We compete with many local and national masonry companies, some of which have greater market recognition and substantially greater financial, technical, marketing, distribution, and other resources than we possess. We compete principally on the basis of:

    o the increasing popularity of dimensional stone, concrete, and masonry products;
    o    the quality of our services;
    o    product design and construction service;
    o    our ability to develop and maintain effective marketing programs;
    o our ability to recognize industry trends and anticipate shifts in consumer demands;
    o    pricing and availability of our services; and
    o our ability to deliver products and services on shorter notice than our competitors.

We will compete with other masonry contractors and home center chains, such as Lowe's and Home Depot. We hope to compete by focusing marketing campaigns on our expertise and experience in masonry and bricklaying. Our officers and directors have over 70 years of combined experience in the masonry business. We believe that this experience allows us to offer quality service. Although customers such as building materials dealers, builders and contractors, home centers and buying groups and industrial and manufactured housing companies may be in need of our products and services, we believe that we will be most successful targeting developers and builders of residential and commercial developments for the sale of our products and services.

We historically have focused on designing and installing materials for construction projects using dimensional stone, concrete, and masonry products in traditional colors, styles, and finishes. Our operating results will depend to a significant extent on our ability to continue to develop and introduce ways of installing new dimensional stone, concrete, and masonry products and services on a timely basis. Our services must be competitive on the basis of price and must address customer requirements. Our services may not receive or maintain substantial market acceptance. Our ability to generate revenues in the future could be harmed if we are unable to develop and introduce competitive services on a timely basis.

Governmental Regulation and Environmental Matters. In many instances, we must have certificates, permits or licenses to conduct our business. We have all material permits and licenses we need to conduct our operations and are in substantial compliance with applicable regulatory requirements relating to our operations. Specifically, we are required to hold a General Contractor's License, which is issued by the North Dakota Secretary of State, a state Sales Tax Permit, issued by the State Tax Department, and individual building permits for each project we undertake, which are issued by the particular city in which the construction project is located. Failure to maintain required certificates, permits or licenses or to comply with applicable laws could result in substantial fines or possible revocation of our authority to conduct some of our operations. Delays in obtaining approvals for the transfer or grant of certificates, permits or licenses, or failures to obtain new certificates, permits or licenses could impede the implementation of our business plan.

Environmental laws that impact our operations include those relating to air quality, solid waste management and water quality. Currently, we are required to dispose of chemicals and cleaning products used in our business in the appropriate manner. We are also prohibited from discharging certain substances into the air or water. We believe that we are compliant with all applicable environmental regulations. The cost of such compliance is negligible. We estimate that we spend approximately $1,000 toward compliance with applicable environmental laws.

Environmental laws are complex and subject to frequent change. These laws impose strict liability in some cases without regard to negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. We have not identified any environmental concerns we believe are likely to harm our ability to make a profit, but we cannot be certain that such liabilities will not occur. We currently do not anticipate any harm to our profitability as a result of our future compliance with existing environmental laws controlling the discharge of materials into the environment. There can be no assurance that we are in compliance with amended, new or more stringent laws, stricter interpretations of existing laws or the future discovery of environmental conditions, which will require additional, significant expenditures. Furthermore, we must comply with OSHA regulations establishing requirements for our training programs.

Product Warranties. Our operations involve providing ready-mixed concrete, bricklaying or other masonry services that must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics. If we fail or are unable to provide products meeting these requirements and specifications, material claims may arise against us and our reputation could be damaged.

Furthermore, we propose to develop, as part of our product branding and positioning program, a five-year product warranty program. We do not believe that any of our local competition offers a similar warranty program. We believe that such a warranty program will provide assurance to our customers that we will provide quality services and, if we do not, that we will fix any problems covered by the warranty program. We also hope that our planned warranty program will foster customer loyalty, increase customer satisfaction and increase referrals. We anticipate that we will institute our planned warranty program in or around the second quarter of 2003 should our resources permit. We intend to defer the warranty expense and related revenue over the term of the warranty. The program is currently under development and may cover the following:

    o    failure of finished projects to conform to applicable building codes;
         and/or
    o failures of products or materials to perform their intended functions, such as keeping out elements or providing structural integrity; and/or
    o failure of finished projects to conform with plans, specifications, drawings, or subcontracts; and/or
    o failure of materials or products to conform to the subcontractors' specification or component manufactures recommendation; and/or
    o failures to meet with reasonable consumer expectations for function and longevity; and/or
    o    negligent design and construction.

We are expecting to implement our proposed warranty program in or around the second quarter of 2003 if we believe it will increase our revenue production. We anticipate that we will need approximately $10,000 in an escrow account in order to implement our proposed warranty program as funds to be used to meet any warranty claims. We plan to finance the warranty program, in the short term, through funds raised from:

    o    revenue production; and/or
    o    equity financings; and/or
    o    loans through lending institutions.

We hope that our proposed warranty program will increase the attractiveness of our business and lead to increased revenues. If our proposed warranty program does increase our revenues, we will finance such program with those increased revenues. If our proposed warranty program does not lead to an increase in revenues, we will discontinue such program. There is no guaranty that we will be able to raise sufficient funding to finance our planned warranty program. If we are not able to raise adequate funding, we will not institute our warranty program and our ability to attract customers and earn revenue may be harmed.

We may be legally and financially liable to customers and developers or other third parties regarding a product warranty claim. While we may have valid excuses, justifications, or defenses to future claims based on, among other things, product liability, negligence, breach of contract, and failure to mitigate damages, we may not be capable of bearing the financial burden of defending against such suits or potential judgments.

Bonds and Insurance. We may be frequently required, in conjunction with the requirements of developers and builders, to obtain performance or maintenance bonds to ensure completion of our development obligations. Our ability to obtain surety bonds depends on our capitalization, working capital, past performance, management expertise and other factors. Surety companies consider such factors in light of the amount of surety bonds then outstanding for us in relation to their current underwriting standards, which may change from time to time. We cannot guaranty that we will be able to maintain adequate insurance or obtain adequate surety bonds. The amount of such obligations outstanding at any time varies in accordance with our pending construction activities. To date, we have fulfilled our construction contracts, or are in the process of doing so. Should we fail to build required improvements and the bonds backing such obligations were called, we would be obligated to reimburse the issuing surety company or bank. Our financial exposure in this regard is reduced as improvements are completed and bonds released.

Our employees may perform a significant portion of their work moving and storing large quantities of heavy raw materials, driving large mixer trucks in heavy traffic conditions or placing concrete or other masonry materials at construction sites or in other areas that may be hazardous. These operating hazards can cause personal injury and loss of life, damage to or destruction of property and equipment and environmental damage. We maintain insurance coverage in amounts and against the risks we believe accord with industry practice, but this insurance may not be adequate to cover all losses or liabilities we may incur in our operations, and we may be unable to maintain insurance of the types or at levels we deem necessary or adequate or at rates we consider reasonable. Specifically, we carry a general liability insurance policy in the amount of $1,000,000.00; we carry an umbrella policy for $1,000,000; we have a policy covering our vehicles and equipment in the amount of $500,000; and we carry hospital insurance for our employees through Blue Cross / Blue Shield. We do not currently plan to carry any other type of insurance.

We also may maintain various types of insurance, including but not limited to general liability insurance covering our construction equipment and worker's compensation insurance. Subject to certain deductible amounts and retention limits, we may maintain coverage to insure against claims based upon personal injury, property damage and loss of our property in connection with our business, services and operations. We believe the amounts of coverage maintained on those policies are consistent with industry practices, and that our policy limits will provide sufficient and reasonable coverage and deductible amounts. However, we cannot guaranty that those policies will provide sufficient insurance coverage in the event of a claim for personal injury, property damage and loss of our property. Any denial of coverage by our insurers or a lack of adequate coverage may harm our ability to operate profitably.

Our Intellectual Property. We do not presently own any patents, trademarks, licenses, concessions or royalties. We do not currently own any domain names, but hope to acquire the domain name "www.meesmasonry.com." The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names. Under current domain name registration practices, no one else can obtain a domain name which is identical to a domain name already reserved or in use, but someone might obtain a similar name, or the identical name with a different suffix, such as ".org", or with a country designation prior to our reservation or use of our domain name.

Employees. As of October 1, 2001, we have five full time employees. We believe that our relations with our employees are good. We are not a party to any collective bargaining agreements. We anticipate that we will enter into an employment agreement with Theodore C. Mees, Sr. However, we have not negotiated, either in writing or verbally, any specific terms or conditions of such employment agreement. We anticipate that we will negotiate an employment agreement with Theodore Mees, Sr. when, and if, we begin earning sufficient revenue to justify making such a commitment. We have not yet entered into an employment agreement with Theodore Mees, Sr. because we have not earned sufficient revenue to justify making a commitment for an extended period of time.

Facilities. Our headquarters are located at 11809 Elsa Rosa Drive, Menoken, North Dakota 58558. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------

We began operations in 1969 as a sole proprietorship. On March 24, 2001, we incorporated in Nevada as Mees Masonry Corporation. On March 24, 2001, we acquired all of the assets of Mees Masonry, the sole proprietorship owned by Theodore C. Mees, Sr. and Shirley Mees, in exchange for shares of our common stock. Therefore, we have included the audited financial statements of Mees Masonry for the fiscal years ended June 30, 2001 and 2000 and the interim periods from July 1, 2001 to September 30, 2001, and from October 1, 2001 to December 31, 2001. The following discussion includes financial information on Mees Masonry, a sole proprietorship, as that entity was our predecessor.

Historical Financial Information for Mees Masonry, a Sole Proprietorship.

For the twelve month period from June 30, 2000, through June 30, 2001.

Liquidity and Capital Resources. We had cash of $5,420 as of June 30, 2001. As of June 30, 2001, our total assets were approximately $50,138, of which fixed assets were $44,718. Those fixed assets include vehicles and equipment.

As of June 30, 2001, our total liabilities were approximately $3,908, all of which were accounts payable.

Results of Operations.

Revenues. During the 12 months ended June 30, 2000 we realized revenues of approximately $320,617 from sale of masonry products and services that we provided. During the 12 months ended June 30, 2001, we realized revenues of $297,603 from the sale of products and services. The slight decrease in our revenues was due to less demand for our services. Our cost of revenues was approximately $240,795 for the 12 month period ending June 30, 2000, compared to cost of revenues of $209,104 for the 12 month period ended June 30, 2001. Our gross profit for the 12 month period ended June 30, 2000 was $79,822 compared to a gross profit of $88,499 for the corresponding period in 2001. The slight increase in the gross revenues was due to slightly decreased cost of revenues.

Operating Expenses. For the 12 month period ended June 30, 2000, our total expenses were approximately $87,874 compared to total expenses of $286,207 for the corresponding period in 2001. The increase in total expenses from 2000 to 2001 was primarily due to an increase in funds spent for consulting services, contract services, specifically, an increase in labor services provided by independent contractors and increased operating expenses, including cost of materials, insurance costs and vehicle expenses. For the 12 month period ended June 30, 2000, we experienced a net loss of approximately $8,052 compared to a net loss of $197,708 for the corresponding period in 2001. The primary reason we experienced an increased net loss in 2001 compared to 2000 is because our expenses increased.

Historical Financial Information for Mees Masonry, a Nevada corporation.

For three month period ending September 30, 2001.

Liquidity and Capital Resources. We had cash of $4,445 as of September 30, 2001, compared to cash of $5,420 as of June 30, 2001. [material omitted] As of September 30, 2001, our total assets were $42,399, compared to total assets of $50,138 at June 30, 2001. The reduction of total assets was primarily due to a reduction in available cash. Our assets during those periods consisted primarily of fixed assets represented by vehicles and equipment.

As of September 30, 2001, we did not have any liabilities, compared to total liabilities of $3,908 at June 30, 2001, represented by accounts payable and accrued expenses. At September 30, 2001 our assets exceeded our liabilities by $42,399 compared to June 30, 2001, when our assets exceeded our liabilities by $46,230.

Results of Operations.

Revenues. During the three month period ended September 30, 2001, we realized revenues of $141,311 from sale of masonry products and services. During the three month period ended September 30, 2000, we realized revenues of $108,134 from the sale of masonry products and services. The increase in revenue was primarily due to an increase in the amount of services performed. Our cost of revenues was $98,338 for the three month period ended September 30, 2001 compared to cost of revenues of $73,967 for the three month period ended September 30, 2000. The increase in the cost of revenues over those corresponding periods was primarily due to an increase in the cost of materials used to perform our services, increased labor expenses and wages with a concurrent increase in our payroll taxes. Our gross profit for the three month period ended September 30, 2001, was $42,973 compared to a gross profit of $34,167 for the three month period ended September 30, 2000. Our gross profit increased slightly during those corresponding periods due to an increase in the revenues earned by us.

Operating Expenses. Our total expenses were $85,304 for the three month period ended September 30, 2001 compared to total expenses of $44,553 for the three month period ended September 30, 2000. Those expenses included expenses for: depreciation ($6,772 for 2000 and $6,772 for 2001); legal and professional ($0 for 2000 and $34,000 for 2001); insurance ($975 for 2000 and $1,005 for 2001);
contract services ($2,894 for 2000 and $2,589 for 2001); officer's salary ($14,403 for 2000 and $17,146 for 2001); and operating expenses ($19,509 for
2000 and $23,792 for 2001). Our total expenses were greater during the three month period ended September 30, 2001 compared to the corresponding period in 2000 because of an increase in legal and professional fees, an increase in officer's salary paid and an increase in operating expenses. Our operating expenses increased due to an increase in costs for materials and insurance. For the three month period ended September 30, 2001, we experienced a net loss of $42,331 compared to a net loss of $10,387 for the three month period ended September 30, 2000. Our net loss was greater during the three months ended September 30, 2001 compared to the corresponding period in 2000 primarily due to the increase in operating expenses as discussed immediately above.


For three month period ending December 31, 2001.

Liquidity and Capital Resources. We had cash of $12,129 as of December 31, 2001, compared to cash of $5,420 as of June 30, 2001. We believe that our available cash is sufficient to meet our current operating expenses. As of December 31, 2001, our total assets were $60,661, compared to total assets of $50,138 at June 30, 2001. Our assets during those periods consisted primarily of fixed assets represented by vehicles and equipment. The increase in total assets between the two periods was primarily due to an increase in accounts receivable ($0 as at June 30, 2001, compared to $17,350 as at December 31, 2001) and the increase in cash. Based on past history, we believe that we will be able to timely collect our accounts receivables.

As of December 31, 2001, we had total liabilities of $3,282, compared to total liabilities of $3,908 at June 30, 2001. The increase over those two periods was due to an increase in accounts payable and accrued expenses. At December 31, 2001 our assets exceeded our liabilities by $57,379 compared to June 30, 2001, when our assets exceeded our liabilities by $46,320.

Results of Operations.

Revenues. During the three month period ended December 31, 2001, we realized revenues of $101,480 from sale of masonry products and services. During the three month period ended December 31, 2000, we realized revenues of $76,176 from the sale of masonry products and services. The increase in revenue was primarily due to an increase in the amount of services performed. Our cost of revenues was $62,672 for the three month period ended December 31, 2001 compared to cost of revenues of $50,739 for the three month period ended December 31, 2000. The increase in the cost of revenues over those corresponding periods was primarily due to an increase in the cost of materials used to perform our services and an increase in our payroll taxes. Our gross profit for the three month period ended December 31, 2001, was $38,808 compared to a gross profit of $25,436 for the three month period ended December 31, 2000. Our gross profit increased during those corresponding periods due to an increase in the revenues earned by us.

Operating Expenses. Our total expenses were $23,828 for the three month period ended December 31, 2001 compared to total expenses of $28,909 for the three month period ended December 31, 2000. The slight decrease was due to a decrease in costs of insurance and a decrease in officer's salary; although costs of contract services and operating expenses increased from 2000 to 2001. We anticipate that all of our expenses for the three month period ended December 31, 2001 are recurring expenses. For the three month period ended December 31, 2001, we experienced net income of $14,980 compared to a net loss of $3,473 for the three month period ended December 31, 2000. We earned net income during the three months ended December 31, 2001, compared to the net loss experienced for the corresponding period in 2000 primarily due to the increase in our revenues with a corresponding decrease in expenses.

Based on our historical analysis of our expenses, we expect expenses for labor, materials and insurance to increase slightly during the fiscal year 2000. We do not anticipate any significant trends which will affect our future operations except for payment of legal fees in that when, and if, this registration statement becomes effective with the Securities and Exchange Commission we will be required to file various reports, including, but not limited to, quarterly reports with auditor reviewed financial statements and annual reports with audited financial statements. Therefore, we believe that we will continue to pay legal and professional fees in order to remain compliant with relevant rules and regulations. Should we earn sufficient revenues or raise sufficient funds to begin our expansion plans, expenses related to our planned expansion will increase. Please refer to the section entitled "Our Plan of Operation for the Next Twelve Months" immediately below for a discussion on our anticipated expenses related to our planned expansion.

Our Plan of Operation for the Next Twelve Months. We generated revenues of $297,603 from operations for the fiscal year ended June 30, 2001. To implement our business plan during the next twelve months, we will be establishing our corporate headquarters in the Bismarck, North Dakota area. We must continue to conduct our masonry business and promote its expansion.

We will be contracting with a local company to establish a website presence. We plan that our website will feature all of our available services and associated products, and that it will serve as a showcase for some of our most outstanding projects, and give customers ideas for decorating options. The website will also provide a forum for customers to contact us, request information and obtain quotes for work.

To expand our marketing activities, we intend to acquire a professional trade show booth to take to local homebuilder shows. We plan to have the booth developed by a professional designer to showcase our services along with the associated products. We hope to cultivate our existing and prospective relationships with our clients so that we become their primary source for new and referral work.

Our plan of operation depends on our ability to generate revenues. We believe that we will generate increased revenues in the next three months. Any revenues generated will be used to increase our marketing activities as well as expand our operations.

For the fiscal year ended June 30, 2002, we believe that our cash requirements will consist of the following:

         o $30,000    for insurance;
         o $25,000    for contract services;
         o $25,000    for rent;
         o $16,000    for retention of a marketing representative;
         o $ 1,000    for retention of a website designer;
         o $ 4,000    for website development;
         o $25,000    for marketing, including acquiring a professional
                      trade show booth;
         o $75,000    for establishing our corporate headquarters;

         o $64,000    for our president's salary; and

         o $ 5,000    for general administrative expenses.

We are obligated to pay $868 a month in loan payments on vehicles. If we are able to generate increase revenues over the next three months, we will use a portion of such revenues to finance our business expansion activities. We also plan to raise additional funds through equity financings; specifically, through the sale of our common stock. We may also arrange for loans if the terms are favorable. However, there is no guaranty that we will be able to generate increase revenues or that we will be able to attract investors. There is also no guaranty that we will be able to arrange for loans on favorable terms. If we are not able to raise additional funds to finance our expansion plans, then we will not be able to expand our operations. As a result, we may continue to suffer losses.

We had cash of $12,129 as at December 31, 2001. In the opinion of management, available funds, taking into account our current revenue level and our belief that we will timely collect our accounts receivables, will satisfy our working capital requirements through March 31, 2002. Specifically, we believe that our overhead can be reduced and that because we expended most of our start-up costs during the first month of our operation, we will be able to reduce our overall expenses. From December 31, 2001, through March 31, 2002, we believe that our cash requirements will be the following:

         o $2,500 for insurance;
         o $3,000 for contract services;
         o $0 for rent;
         o $16,000 for our president's salary; and
         o $3,500 for operating expenses.

 Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors. We anticipate that we may need to raise additional capital to expand our operations. Such additional capital may be raised through public or private financing as well as borrowings and other sources. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, then we may not be able to expand our operations. If adequate funds are not available, we believe that our officers and directors will contribute funds to pay for our expenses. Therefore, we have not contemplated any plan of liquidation in the event that we do not generate revenues.


We are not currently conducting any research and development activities, other than the development of our website. We do not anticipate conducting such activities in the near future. We do not anticipate that we will purchase or sell any significant equipment. As of March 27, 2002, we did not have any commitments for material expenditures. We are in the preliminary stages of planning our expansion, therefore, we have not negotiated any agreements or contracts related to our planned expansion. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.


Description of Property
-----------------------

Property held by us. As of the date specified in the following table, we held the following property:

==================================== =========================================
               Property                         December 31, 2001
------------------------------------ -----------------------------------------
Cash                                                                  $12,129
------------------------------------ -----------------------------------------
Vehicles and Equipment, net                                           $31,182
==================================== =========================================

Our Facilities. Our headquarters are located at 11809 Elsa Rosa Drive, Menoken, North Dakota, 58558. Our facilities consist of 3,500 square feet of space comprised of 3,200 square feet of storage space where we store tools, equipment and supplies and 300 square feet of office space. We believe that our facilities are adequate for our needs and that additional suitable space will be available on acceptable terms as required. We do not own any real estate.

There was no materially important property acquired after December 31, 2001 and we do not intend, at this time, to acquire any such materially important property.

Certain Relationships and Related Transactions
----------------------------------------------

Theodore C. Mees, Sr., our president, treasurer and one of our directors, currently provides office space to us at no charge. Theodore Mees, Sr. does not expect to be paid or reimbursed for providing office facilities.

Theodore C. Mees, Sr., our president, treasurer and one of our directors, is the spouse of Shirley J. Mees, our vice-president, secretary and one of our directors. Theodore C. Mees, Jr., one of our directors, is the son of Theodore
C. Mees, Sr. and Shirley J. Mees.

Theodore Mees, Sr. is expected to earn a salary of $64,000 for the fiscal year ended June 30, 2002 (See "Executive Compensation" section below).

On May 24, 2001, we acquired our assets and liabilities from Theodore Mees, Sr., our president, treasurer and a member of our Board of Directors, and from Shirley Mees, our vice president, secretary and a member of our Board of Directors. Theodore Mees, Sr. and Shirley Mees are husband and wife. We issued Mr. and Mrs. Mees a total of 5,000,000 shares of our common stock in exchange for the assets and liabilities of Mees Masonry, a sole proprietorship. At the time of the acquisition, Theodore Mees, Jr. was an employee of Mees Masonry, a sole proprietorship.

Theodore C. Mees, Jr., a member of our Board of Directors earns an annual salary of $32,000 by performing bricklaying services as a non-executive employee of the company. In addition, 1,000,000 shares of our common stock were issued to Theodore Mees, Jr. in exchange for founders services provided to us related to our incorporation.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

    o    disclosing such transactions in prospectuses where required;
    o disclosing in any and all filings with the Securities and Exchange Commission, where required;
    o    obtaining disinterested directors' consent; and
    o    obtaining shareholder consent where required.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

When this registration statement becomes effective, we will be a reporting company pursuant to the Securities Exchange Act of 1934. We will be required file annual, quarterly and periodic reports with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are no outstanding shares of our common stock that can be sold pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933. There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by security holders. The approximate number of holders of record of shares of our common stock is forty-one.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

    o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
    o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
    o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
    o    a toll-free telephone number for inquiries on disciplinary actions;
    o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
    o such other information, in such form including language, type, size and format, as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

    o    the bid and offer quotations for the penny stock;
    o the compensation of the broker-dealer and its salesperson in the transaction;
    o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
    o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to the Company for our president and our other executive officers.

============================================== ======== =============== ============= ====================== ======================
Name and Principal Position                      Year   Annual Salary     Bonus ($)        Other Annual      All Other Compensation
                                                             ($)                        Compensation ($)
---------------------------------------------- -------- --------------- ------------- ---------------------- ----------------------

Theodore C. Mees, Sr. -president, treasurer      2001     $64,000(1)        None              None                    None

---------------------------------------------- -------- --------------- ------------- ---------------------- ----------------------
Shirley J. Mees - vice president, secretary      2001        None           None              None                    None
============================================== ======== =============== ============= ====================== ======================


(1) Although the Company anticipates that Mr. Mees, Sr. will earn approximately $64,000 for the fiscal year ended June 30, 2002, Mr. Mees, Sr.'s salary is dependent on the volume and profit of the business. Mr. Mees, Sr. has agreed to be paid based on the success of the business with a maximum possible salary of $64,000. As the Company's business is seasonal and is typically slower during the colder months, including October, November and December, Mr. Mees, Sr. accepted a reduced salary for the 3 months ended December 31, 2001. The Company anticipates that his salary rate will increase (maximum of $64,000) during the "warmer" months.

Compensation of Directors. Directors who are also our employees receive no extra compensation for their service on our Board of Directors. Theodore C. Mees, Jr. is a director of the company, for which he does not earn a salary. However, he earns an annual salary of $32,000 by performing bricklaying services as a non-executive employee of the company.

Employment Contracts. We anticipate that we will enter into an employment agreement with Theodore C. Mees, Sr. However, we have not negotiated, either in writing or verbally, any specific terms or conditions of such employment agreement. We anticipate that we will negotiate an employment agreement with Theodore Mees, Sr. when, and if, we begin earning sufficient revenue to justify making such a commitment. We have not yet entered into an employment agreement with Theodore Mees, Sr. because we have not earned sufficient revenue to justify making a commitment for an extended period of time.

Stock Option Plan. We anticipate that we will adopt a stock option plan, pursuant to which shares of our common stock will be reserved for issuance to satisfy the exercise of options. The stock option plan will be designed to retain qualified and competent officers, employees, and directors. Our Board of Directors, or a committee thereof, shall administer the stock option plan and will be authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Options will be granted pursuant to the provisions of the stock option plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our Board of Directors. Options granted pursuant to the stock option plan shall not be exercisable after the expiration of ten years from the date of grant.

Financial Statements
--------------------




                            Mees Masonry Corporation
                                  Balance Sheet
                                    Unaudited

                                   A S S E T S
                                   -----------

                                                                     December 31           June 30
                                                                        2001                2001
Current Assets                                                   -----------------   ----------------
-------------
      Cash                                                       $         12,129    $         5,420
      Accounts Receivable                                                  17,350                  0

                                                                 -----------------   ----------------
             Total Current Assets                                          29,479              5,420

Fixed Assets
------------
      Vehicles                                                             53,097             53,097
      Equipment                                                            39,977             39,977
                                                                 -----------------   ----------------
      Less: Accumulated Depreciation                                      (61,892)           (48,356)
                                                                 -----------------   ----------------
             Total Fixed Assets                                            31,182             44,718

             Total Assets                                        $         60,661    $        50,138
                                                                 =================   ================
                              L I A B I L I T I E S
                              ---------------------

Current Liabilities
-------------------
      Accounts Payable and accrued expenses                                 3,282              3,908
                                                                 -----------------   ----------------
             Total Current Liabilities                                      3,282              3,908

             Total Liabilities                                              3,282              3,908

      Commitments and Contingencies                                             -                  -

                      S T O C K H O L D E R S ' E Q U I T Y
                      -------------------------------------

Preferred Stock                                                                 -                  -
  25,000,000 authorized shares, par value $.001
  no shares issued and outstanding
Common Stock                                                                9,320              8,550
  100,000,000 authorized shares, par value $.001
  9,320,000 shares issued and outstanding
Additional Paid-in-Capital                                                501,172            463,442
Accumulated Deficit                                                      (453,113)          (425,762)
                                                                 -----------------   ----------------
             Total Stockholders' Equity (Deficit)                          57,379             46,230
                                                                 -----------------   ----------------
             Total Liabilities and Stockholders' Equity          $         60,661    $        50,138
                                                                 =================   ================


                The accompanying notes are integral part of the
                       consolidated financial statements

                            Mees Masonry Corporation
                            Statements of Operations
                                    Unaudited

                                                           Three Months Ended                            Six Months Ended
                                                ----------------------------------------    -------------------------------------
                                                            December 31                                   December 31
                                                ----------------------------------------    -------------------------------------
Revenues:                                           2001                    2000                    2001                 2000
---------                                       ----------------     -------------------    ------------------    ---------------
       Revenue                                  $       101,480      $           76,176     $         242,791     $      184,310
                                                ----------------     -------------------    ------------------    ---------------
            Total Revenues                              101,480                  76,176               242,791            184,310

Cost of Revenues:
       Materials                                         24,248                  18,675                73,781             56,576
       Wages                                             26,891                  28,350                71,177             61,237
       Payroll Taxes                                     11,533                   3,714                16,052              6,894
                                                ----------------     -------------------    ------------------    ---------------
            Total Cost of Revenues                       62,672                  50,739               161,010            124,707

            Gross Profit                                 38,808                  25,436                81,781             59,603
Expenses:
       Depreciation                                       6,772                   6,772                13,544             13,544
       Insurance                                          2,971                   5,011                 3,976              5,986
       Contract Services                                  3,126                   2,842                 5,715              5,736
       Legal & Professional                                   -                       -                34,000                  -
       Officer's Salary                                   7,500                  13,155                24,646             27,558
       Operating Expenses                                 3,459                   1,129                27,251             20,638
                                                ----------------     -------------------    ------------------    ---------------
            Total Expenses                               23,828                  28,909               109,132             73,462

            Net Income (Loss) from Operations            14,980                  (3,473)              (27,351)           (13,859)

Provision for Income Taxes:

       Income Tax Benefit (Expense)                           -                       -                     -                  -
                                                ----------------     -------------------    ------------------    ---------------
            Net Income (Loss)                   $        14,980      $           (3,473)    $         (27,351)    $      (13,859)
                                                ================     ===================    ==================    ===============
Basic and Diluted Earnings Per Common Share                0.00                   (0.00)                (0.00)             (0.00)
                                                ----------------     -------------------    ------------------    ---------------
Weighted Average number of Common Shares              9,320,000               8,550,000             9,244,600          8,550,000
used in per share calculations                  ================     ===================    ==================    ===============



                The accompanying notes are integral part of the
                       consolidated financial statements

                            Mees Masonry Corporation
                            Statements of Cash Flows
                                    Unaudited

                                                                                               Six Months Ended
                                                                                   ---------------------------------------
                                                                                               December 31
                                                                                   --------------------------------------
Cash Flows from Operating Activities:                                                      2001                2000
                                                                                   -------------------  -----------------
       Net Income (Loss)                                                           $          (27,351)  $        (13,859)

       Adjustments to reconcile net income (loss) to
         net cash provided(used) to operating activities:
               Depreciation                                                                    13,544                  -
               Accounts Receivable                                                            (17,350)
               Accounts Payable                                                                  (634)             3,984

                                                                                   -------------------  -----------------
               Total Adjustments                                                               (4,440)             3,984
                                                                                   -------------------  -----------------
Net Cash provided (used) in Operating Activities                                   $          (31,791)  $         (9,875)

Cash Flows from Investing Activities:

       Capital Expenditures                                                                         -                  -
                                                                                   -------------------  -----------------
Net Cash provided (used) in Investing Activities                                   $                -   $              -
                                                                                   -------------------  -----------------
Cash Flows from Financing Activities:

       Common Stock                                                                            38,500                  -
       Note Payable                                                                                 -                  -
                                                                                   -------------------  -----------------
Net Cash provided (used) by Financing Activities                                   $           38,500   $              -
                                                                                   -------------------  -----------------
Net Increase (Decrease) in Cash                                                    $            6,709   $         (9,875)

Cash Balance,  Beginning of Period                                                              5,420             13,483
                                                                                   -------------------  -----------------

Cash Balance,  End  of Period                                                      $           12,129   $          3,608
                                                                                   ===================  =================
Supplemental cashflow informaiton:
       Cash Paid for interest                                                      $               -    $              -
       Cash Paid for income taxes                                                  $               -    $              -



                The accompanying notes are integral part of the
                       consolidated financial statements

                          NOTES TO FINANCIAL STATEMENTS

                           December 31, 2001 and 2000

                                   (Unaudited)



NOTE 1 - ORGANIZATION

Mees Masonry Corporation ("the Company") was incorporated under the laws of the State of North Dakota on May 22, 2001 for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of North Dakota. The company has a total of 125,000,000 authorized shares with 100,000,000 shares of common stock and 25,000,000 with a par value of $.001 per share and with 9,320,000 shares of common stock issued and outstanding as of September 30, 2001.

NOTE 2 - BASIS OF PRESENTATION

         The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 301(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended December 31, 2001 and 2000 are not necessarily indicative of the results that may be expected for the fiscal years ended June 30, 2002. The June 30, 2001 balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim consolidated financial statements. For further information, the statements should be read in conjunction with the financial statements and notes thereto included in the Company's registration statement on Form SB-2, as amended.

         Shares of common stock issued by the Company for other than cash have been assigned amount equivalent to the fair value of the service or assets received in exchange.

         Start-up and organization costs are recorded in accordance with the provisions of Statement of Position 98-5, "Reporting Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred.

                            Mees Masonry Corporation

                          NOTES TO FINANCIAL STATEMENTS

                           december 31, 2001 and 2000

                                   (Unaudited)

NOTE 2 - BASIS OF PRESENTATION (con't)

        The Company adopted Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods. Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year. Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

Note 3 - common stock
         In July 2001, the Company completed an offering (506) of 770,000 shares of common stock for a total cash price of $38,500 to unrelated individuals. The Company used those funds to provide legal and professional fees associated with the Company's offering.
NOTE 4 - COMMITMENTS AND CONTINGENCIES
        The Company, from time to time, may be subject to legal proceedings and claims that arise in the ordinary course of its business. Currently, the Company is not subject to any legal proceedings or other claims.

                            Mees Masonry Corporation
                                  Balance Sheet
                                    Unaudited

                                   A S S E T S
                                   -----------

                                                            September 30           June 30
                                                                2001                2001
Current Assets
-------------
     Cash                                                 $           4,445   $           5,420

                                                          ------------------  ------------------
            Total Current Assets                                      4,445               5,420

Fixed Assets
------------
     Vehicles                                                        53,097              53,097
     Equipment                                                       39,977              39,977
                                                          ------------------  ------------------
     Less: Accumulated Depreciation                                 (55,120)            (48,356)
                                                          ------------------  ------------------
            Total Fixed Assets                                       37,954              44,718


            Total Assets                                  $          42,399   $          50,138
                                                          ==================  ==================


                              L I A B I L I T I E S
                              ---------------------

Current Liabilities
-------------------
     Accounts Payable and accrued expenses                                -               3,908
                                                          ------------------  ------------------

            Total Current Liabilities                                     -               3,908


            Total Liabilities                                             -               3,908

     Commitments and Contingencies                                        -                   -

                      S T O C K H O L D E R S ' E Q U I T Y
                      -------------------------------------
Preferred Stock                                                           -                   -
   25,000,000 authorized shares, par value $.001
   no shares issued and outstanding
Common Stock                                                          9,320               8,550
   100,000,000 authorized shares, par value $.001
   9,320,000 shares issued and outstanding
Additional Paid-in-Capital                                          501,172             463,442
Accumulated Deficit                                                (468,093)           (425,762)
                                                          ------------------  ------------------
            Total Stockholders' Equity (Deficit)                     42,399              46,230
                                                          ------------------  ------------------
            Total Liabilities and Stockholders' Equity    $          42,399   $          50,138
                                                          ==================  ==================


                The accompanying notes are integral part of the
                       consolidated financial statements.

                            Mees Masonry Corporation
                            Statements of Operations
                                    Unaudited

                                                                      Three Months Ended
                                                         ----------------------------------------
                                                                        September 30
                                                         ----------------------------------------
Revenues:                                                      2001                  2000
---------                                                -----------------     ------------------
      Revenue                                            $        141,311      $         108,134
                                                         -----------------     ------------------

           Total Revenues                                         141,311                108,134

Cost of Revenues:
-----------------
      Materials                                                    49,533                 37,901
      Wages                                                        44,286                 32,887
      Payroll Taxes                                                 4,519                  3,180
                                                         -----------------     ------------------

           Total Cost of Revenues                                  98,338                 73,967

           Gross Profit                                            42,973                 34,167

Expenses:
---------
      Depreciation                                                  6,772                  6,772
      Insurance                                                     1,005                    975
      Contract Services                                             2,589                  2,894
      Legal & Professional                                         34,000                      -
      Officer's Salary                                             17,146                 14,403
      Operating Expenses                                           23,792                 19,509
                                                         -----------------     ------------------

           Total Expenses                                          85,304                 44,553

           Net Income (Loss) from Operations                      (42,331)               (10,387)


Provision for Income Taxes:
---------------------------
      Income Tax Benefit (Expense)                                      -                      -

                                                         -----------------     ------------------
           Net Income (Loss)                             $        (42,331)     $         (10,387)
                                                         =================     ==================

Basic and Diluted Earnings Per Common Share                         (0.00)                 (0.00)
                                                         -----------------     ------------------

Weighted Average number of Common Shares                        9,063,333              8,550,000
used in per share calculations                           =================     ==================


                The accompanying notes are integral part of the
                       consolidated financial statements.

                            Mees Masonry Corporation
                            Statements of Cash Flows
                                    Unaudited

                                                                           Three Months Ended
                                                                 ------------------------------------------
                                                                               September 30
                                                                 ------------------------------------------
Cash Flows from Operating Activities:                                    2001                  2000
-------------------------------------                            ---------------------  -------------------
      Net Income (Loss)                                          $            (42,331)   $         (10,387)

      Adjustments to reconcile net income (loss) to
        net cash provided(used) to operating activities:
              Depreciation                                                      6,772                6,772
              Accounts Payable                                                 (1,916)               3,984

                                                                 ---------------------  -------------------
              Total Adjustments                                                 4,856               10,756
                                                                 ---------------------  -------------------

Net Cash provided (used) in Operating Activities                 $            (37,475)   $             369


Cash Flows from Investing Activities:
-------------------------------------
      Capital Expenditures                                                          -                    -
                                                                 ---------------------  -------------------

Net Cash provided (used) in Investing Activities                 $                  -    $               -
                                                                 ---------------------  -------------------


Cash Flows from Financing Activities:
-------------------------------------
      Common Stock                                                             38,500                    -
      Note Payable                                                                  -                    -
                                                                 ---------------------  -------------------
Net Cash provided (used) by Financing Activities                 $             38,500    $               -
                                                                 ---------------------  -------------------

Net Increase (Decrease) in Cash                                  $             (1,025)   $             369

Cash Balance,  Beginning of Period                                              5,420                4,115
                                                                 ---------------------  -------------------
Cash Balance,  End  of Period                                    $              4,445    $           4,484
                                                                 =====================  ===================


Supplemental cashflow informaiton:
      Cash Paid for interest                                     $ -                     $               -
      Cash Paid for income taxes                                 $ -                     $               -


                The accompanying notes are integral part of the
                       consolidated financial statements.

                            Mees Masonry Corporation
                            ------------------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                           September 30, 2001 and 2000
                           ---------------------------

                                   (Unaudited)
                                   -----------


NOTE 1 - ORGANIZATION

Mees Masonry Corporation ("the Company") was incorporated under the laws of the State of North Dakota on May 22, 2001 for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of North Dakota. The company has a total of 125,000,000 authorized shares with 100,000,000 shares of common stock and 25,000,000 with a par value of $.001 per share and with 9,320,000 shares of common stock issued and outstanding as of September 30, 2001.

NOTE 2 - BASIS OF PRESENTATION

         The unaudited financial statements included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 301(b) of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended September 30, 2001 and 2000 are not necessarily indicative of the results that may be expected for the fiscal years ended June 30, 2002. The June 30, 2001 balance sheet was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim consolidated financial statements. For further information, the statements should be read in conjunction with the financial statements and notes thereto included in the Company's registration statement on Form SB-2, as amended.

         Shares of common stock issued by the Company for other than cash have been assigned amount equivalent to the fair value of the service or assets received in exchange.

         Start-up and organization costs are recorded in accordance with the provisions of Statement of Position 98-5, "Reporting Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred.

                            Mees Masonry Corporation
                            ------------------------

                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------

                           September 30, 2001 and 2000
                           ---------------------------

                                   (Unaudited)
                                   -----------

NOTE 2 - BASIS OF PRESENTATION (con't)

        The Company adopted Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods. Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year. Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

NOTE 3 - COMMON STOCK

         In July 2001, the Company completed an offering (506) of 770,000 shares of common stock for a total cash price of $38,500 to unrelated individuals. The Company used those funds to provide legal and professional fees associated with the Company's offering.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

        The Company, from time to time, may be subject to legal proceedings and claims that arise in the ordinary course of its business. Currently, the Company is not subject to any legal proceedings or other claims.

                            Mees Masonary Corporation


                                  June 30, 2001









                               Clyde Bailey, P.C.
                           Certified Public Accountant
                            10924 Vance Jackson #404
                            San Antonio, Texas 78230

CLYDE BAILEY P.C.
------------------------------------------------------------------------------
                                                  Certified Public Accountant
                                                     10924 Vance Jackson #404
                                                     San Antonio, Texas 78230
                                                         (210) 699-1287(ofc.)
                                         (888) 699-1287  (210) 691-2911 (fax)

                                                                      Member:
                                                  American Institute of CPA's
                                                       Texas Society of CPA's

Board of Directors
Mees Masonary Corporation

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

I have audited the accompanying balance sheet of Mees Masonary Corporation (Company), as of June 30, 2001 and the related statement of operations, statement of stockholders' equity, and the statement of cash flows for the years ended June 30, 2001 and 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2001 and the results of its operations and its cash flows for the years ended June 30 2001 and 2000 in conformity with generally accepted accounting principles.


                                Clyde Bailey P.C.


San Antonio, Texas
August 22, 2001

                           Mees Masonry Corporation
                                  Balance Sheet
                               As of June 30, 2001

                                   A S S E T S
                                   -----------

Current Assets
--------------
      Cash                                                                   $ 5,420
                                                                 --------------------
             Total Current Assets                                                                     5,420

Fixed Assets
------------
      Vehicles                                                                53,097
      Equipment                                                               39,977
                                                                 --------------------
      Less: Accumulated Depreciation                                         (48,356)
                                                                 --------------------

             Total Fixed Assets                                                                      44,718

             Total Assets                                                                          $ 50,138
                                                                                        ====================


                              L I A B I L I T I E S
                              ---------------------
Current Liabilities
-------------------
      Accounts Payable and accrued expenses                                    3,908
                                                                 --------------------

             Total Current Liabilities                                                                3,908

             Total Liabilities                                                                        3,908

      Commitments and Contingencies                                                                       0

                      S T O C K H O L D E R S ' E Q U I T Y
                      -------------------------------------
Preferred Stock                                                                                           -
  25,000,000 authorized shares, par value $.001
  no shares issued and outstanding
Common Stock                                                                                          8,550
  100,000,000 authorized shares, par value $.001
  8,550,000 shares issued and outstanding
Additional Paid-in-Capital                                                                          661,392
Accumulated Deficit                                                                                (623,712)
                                                                                        --------------------
             Total Stockholders' Equity (Deficit)                                                    46,230
                                                                                        --------------------
             Total Liabilities and Stockholders' Equity                                            $ 50,138
                                                                                        ====================



                    The accompanying notes are integral part
                   of the consolidated financial statements.

                            Mees Masonry Corporation
                            Statements of Operations

                                                                 Twelve Months Ended
                                                       ------------------------------------------
                                                                       June 30
                                                       ------------------------------------------
Revenues:                                                     2001                   2000
---------                                              -------------------     ------------------
       Revenue                                         $          297,603      $         320,617
                                                       -------------------     ------------------
            Total Revenues                                        297,603                320,617

Cost of Revenues:
-----------------
       Materials                                                   79,847                 85,028
       Wages                                                      119,461                143,697
       Payroll Taxes                                                9,796                 12,071
                                                       -------------------     ------------------
            Total Cost of Revenues                                209,104                240,795

            Gross Profit                                           88,499                 79,822

Expenses:
---------
       Depreciation                                                14,902                 13,952
       Insurance                                                    2,895                  2,895
       Consulting Services                                        177,500                      -
       Rent                                                         6,750                  6,750
       Officers' Salary                                            58,852                 61,884
       Operating Expenses                                          25,308                  2,393
                                                       -------------------     ------------------
            Total Expenses                                        286,207                 87,874

            Net Income (Loss) from Operations                    (197,708)                (8,052)

Provision for Income Taxes:
---------------------------

       Income Tax Benefit (Expense)                                     -                      -
                                                       -------------------     ------------------
            Net Income (Loss)                          $         (197,708)     $          (8,052)
                                                       ===================     ==================
Basic and Diluted Earnings Per Common Share                         (0.02)                 (0.00)
                                                       -------------------     ------------------
Weighted Average number of Common Shares                        8,550,000              8,550,000
 used in per share calculations *                      ===================     ==================

       * - Retroactively Restated




                    The accompanying notes are integral part
                   of the consolidated financial statements.

                            Mees Masonry Corporation
                        Statement of Stockholders' Equity
                               As of June 30, 2001

                                                               $0.001            Paid-In           Accumulated        Stockholders'
                                              Shares           Par Value         Capital             Surplus             Equity
                                          ---------------  ----------------  -----------------   ----------------   ---------------
Balance, July 1, 1999                          5,000,000   $         5,000   $        463,442    $      (417,952)   $       50,490

    Salary for Officer                                                                 12,000                  -            12,000

    Net Income (Loss)                                                                                     (8,052)           (8,052)
                                          -----------------------------------------------------------------------------------------

Balance June 30, 2000                          5,000,000   $         5,000   $        475,442    $      (426,004)   $       54,438

    Stock Issued for Consulting Services       3,550,000             3,550            173,950                              177,500

    Salary for Officer                                                                 12,000                  -            12,000

    Net Income (Loss)                                                                                   (197,708)         (197,708)
                                          ---------------  ----------------  -----------------   ----------------   ---------------
Balance June 30, 2001                          8,550,000   $         8,550   $        661,392    $      (623,712)   $       46,230
                                          ===============  ================  =================   ================   ===============
Retroactively Restated






                    The accompanying notes are integral part
                   of the consolidated financial statements.

                            Mees Masonry Corporation
                            Statements of Cash Flows

                                                                                Twelve Months Ended
                                                                     --------------------------------------------
                                                                                      June 30
                                                                     --------------------------------------------
Cash Flows from Operating Activities:                                        2001                   2000
                                                                      ----------------------  --------------------
       Net Income (Loss)                                              $           (197,708)  $            (8,052)

       Adjustments to reconcile net income (loss) to
         net cash provided(used) to operating activities:
               Depreciation                                                         14,902                13,952
               Stock Issued for Consulting                                         177,500                     -
               Salary for Officer and Rent from Officer                             12,000                12,000
               Accounts Receivable                                                   7,856                (9,842)
               Accounts Payable                                                      4,852                (5,823)
                                                                     ----------------------  --------------------
               Total Adjustments                                                   217,110                10,287
                                                                     ----------------------  --------------------
Net Cash provided (used) in Operating Activities                     $              19,402   $             2,235

Cash Flows from Investing Activities:

       Capital Expenditures                                                        (18,097)                    -
                                                                     ----------------------  --------------------
Net Cash provided (used) in Investing Activities                     $             (18,097)  $                 -
                                                                     ----------------------  --------------------
Cash Flows from Financing Activities:

       Common Stock                                                                      -                     -
       Note Payable                                                                      -                     -
                                                                     ----------------------  --------------------
Net Cash provided (used) by Financing Activities                     $                   -   $                 -
                                                                     ----------------------  --------------------
Net Increase (Decrease) in Cash                                      $               1,305   $             2,235

Cash Balance,  Beginning of Period                                                   4,115                 1,880
                                                                     ----------------------  --------------------
Cash Balance,  End  of Period                                        $               5,420   $             4,115
                                                                     ======================  ====================
Supplemental cashflow informaiton:
       Cash Paid for interest                                        $                  -
       Cash Paid for income taxes                                    $                  -
       Issued 3,550,000 Shares for Services                          $            177,500
       Issued 5,000,000 Shares for Assets                            $             49,492



                    The accompanying notes are integral part
                   of the consolidated financial statements.

                            Mees Masonary Corporation
                          Notes to Financial Statements


NOTE 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------------

Organization
------------

Mees Masonary Corporation ("the Company") was incorporated under the laws of the State of North Dakota on May 22, 2001 for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of North Dakota. The company has a total of 125,000,000 authorized shares with 100,000,000 shares of common stock and 25,000,000 with a par value of $.001 per share and with 8,550,000 shares of common stock issued and outstanding as of June 30, 2001.

Federal Income Tax
------------------

The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Method
-----------------

The Company's financial statements are prepared using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred. Fixed assets are stated at cost. Depreciation and amortization using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

Revenues and directly related expenses are recognized in the period in which they occur. Revenues are recognized from construction jobs as they are completed. These jobs are short-term jobs that last from 30 to 60 days. Revenue and expenses are accrued at the end of the accounting periods for proper accounting in order to comply with generally accepted accounting procedures.

The Company adopted the U.S. Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin 101, "Revenue Recognition" ("SAB 101"), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. The adoption of SAB 101 did not have a material effect on the Company's business, financial condition, results of operations or cash flows.

                            Mees Masonary Corporation
                          Notes to Financial Statements

NOTE 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CON'T)
-------------------------------------------------------------

Earnings per Common Share
-------------------------

The Company adopted Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods.

Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year.

Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid debt instruments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents consist of checking accounts and money market funds.

Fair Value of Financial Instruments
-----------------------------------

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and payable, accrued and other current liabilities and current maturities of long-term debt approximate fair value due to their short maturity.

Recent Accounting Pronouncements
--------------------------------

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Investments and Hedging Activities" ("SFAS No 133") which establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. SFAS No. 133, as extended by SFAS No. 137 and amended by SFAS No. 138, is effective for all fiscal quarters beginning after June 15, 2000. The Company adopted SFAS 133, as amended, on January 5, 2001. The Company does not expect adoption of SFAS No. 133 to have an effect on its financial statements.

In December 1999, the Securities and Exchange Commission issues Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements of all public registrants. The provisions of SAB 101 are effective for these initial financial statements. The Company does not expect adoption of SAB 101 to have an effect on its financial statements.

                            Mees Masonary Corporation
                          Notes to Financial Statements

Note 2 - Acquisitions
---------------------

On May 24, 2001, the Company acquired 100% and the assets of the Sole Proprietorship, Mees Masonary previously owned by Ted and Shirley Mees for 5,000,000 shares of the Company's common stock. The assets and liabilities transferred from the sole proprietorship, Mees Masonary are accounted for as a reorganization at their historical cost in a manner similar to "pooling of interest accounting" as noted in Accounting Interpretation - APB 16-#39. The result is a net vehicles and equipment sold in the amount of $47,053, accounts receivable in the amount of $6,000, and $ 21 in cash less liabilities of $3,582. The $49,492 is being recorded as common stock and paid-in-capital.


NOTE 3  -  COMMON STOCK
------------------------

The Company issued a total of 3,550,000 shares of Common Stock at its organizational meeting to 6 individuals for masonry, bookkeeping, and other professional services and 2 individuals for assets. The shares were issued at the fair value of the services .


NOTE 4  -  RELATED PARTIES

The Company has significant related party transactions with the principle shareholder and officer, Ted and Shirley Mees, in the form of compensation and purchase of assets. For the period from inception. May 24, 2001, to June 30, 2001 the officer received $4,767 in salary and expenses. The Company acquired the assets and liabilities from the principle shareholder's in exchange for 5,000,000 shares of stock on May 24, 2001.

The shares issued for services were issued to six individuals for services relating to organization of the Company. The shares were issued for masonry, bookkeeping, and other professional services. The shares were issued at the fair value of the services.

                            Mees Masonary Corporation
                          Notes to Financial Statements

NOTE 4  -  RELATED PARTIES (CON'T)
----------------------------------
An expense of $500 per month has been recorded for office and storage provided by the officer's. A credit to contributed capital has been recorded.


NOTE 5 - INCOME TAXES
---------------------

Deferred income taxes arise from temporary differences resulting from the Company's subsidiary utilizing the cash basis of accounting for tax purposes and the accrual basis for financial reporting purposes. Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from timing differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the timing differences are expected to reverse. The Company's previous principal temporary differences relate to revenue and expenses accrued for financial purposes, which are not taxable for financial reporting purposes. The Company's material temporary differences consist of bad debt expense recorded in the financial statements that is not deductible for tax purposes and differences in the depreciation expense calculated for financial statement purposes and tax purposes.

Note 6 - Fixed Assets
---------------------

Fixed assets are stated at cost. Depreciation and amortization using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

         The estimated useful lives are as follows:

                   Vehicle                  5 years
                   Equipment                7 years

Depreciation expense for the years ended June 30, 2001 and 2000 $14,902 and $13,952.


Note 7 - Notes Payable
----------------------



Note 8 - Committed and Contingencies
------------------------------------

The Company is required to obtain surety bonds on some construction jobs. Although the Company has not failed to complete a job in the history of the Company, there exists a contingent liability that exits for the Company. Loan on '00 Ford F-250 originally dated May 22, 2000. The note calls for an interest rate of 9.5% with monthly payments of interest and principle of $487.95 maturing on May 7, 2007.

Loan on '00 Ford F-250 originally dated May 22, 2000. The note calls for an interest rate of 9.5% with monthly payments of interest and principle of $487.95 maturing on May 7, 2007.

Loan on '00 Jeep originally dated March 22, 2000. The note calls for an interest rate of 8.95% with monthly payments of interest and principle of $380.05 maturing on March 21, 2005.

Loan on '00 Jeep originally dated March 22, 2000. The note calls for an interest rate of 8.95% with monthly payments of interest and principle of $380.05 maturing on March 21, 2005.

NOTE 9  -  SUBSEQUENT EVENTS
----------------------------

In July 2001, the Company completed an offering (506) of 770,000 shares of common stock for a total cash price of $38,500 to unrelated individuals. The Company used those funds to provide legal and professional fees associated with the Company's offering. The expenses associated with the offering will be expensed as normal operating expenses.

There were no other material subsequent events that have occurred since the balance sheet date that warrants disclosure in these financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
-------------------------------------------------------------------------

In June 2001, our Board of Directors appointed Clyde Bailey P.C., independent accountant, to audit our financial statements for the period from May 24, 2001, our date of formation, through June 30, 2001, and the financial statements of Mees Masonry, our predecessor entity, for the years ended June 30, 2000 and 2001 and the interim periods from July 1, 2001 to September 30, 2001, and October 1, 2001 to December 31, 2001. Prior to our appointment of Clyde Bailey P.C. as our auditor, our financial statements had not been audited.

There have been no disagreements with our accountant since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

Legal Matters
--------------

The validity of the issuance of the shares of common stock offered by the selling security holders has been passed upon by MC Law Group, located in Newport Beach, California.

Experts
-------

Our financial statements for the period from May 24, 2001, our date of formation, through June 30, 2001, and the financial statements of Mees Masonry, our predecessor entity, for the years ended June 30, 2000 and 2001, and the interim periods from July 1, 2001 to September 30, 2001, and October 1, 2001 to December 31, 2001, appearing in this prospectus which is part of a Registration Statement have been reviewed and audited, respectively, by Clyde Bailey P.C., and are included in reliance upon such reports given upon the authority of Clyde Bailey P.C., as experts in accounting and auditing.

Additional Information
----------------------

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling security holders. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information regarding us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement.

Part II - Information Not Required In Prospectus
------------------------------------------------

Indemnification of Directors and Officers
-----------------------------------------

Article Twelfth of our Articles of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for:

    o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
    o unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Our Articles of Incorporation provide that we will indemnify our directors to the extent permitted by the Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provide that to the extent that Nevada Revised Statutes are amended to permit further indemnification, we will so indemnify our directors.

Section 78.7502 of the Nevada Revised Statutes provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Article V of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 78.7502 of the Nevada Revised Statutes.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers pursuant to which we will agree to indemnify each such officer for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person by reason of such person being or having been our officer or director or employee. To be entitled to indemnification by us, such officer must have acted in good faith and in a manner such officer believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below.

========================================= ==================== ================
Registration Fees                         Approximately                 $43.83
----------------------------------------- -------------------- ----------------
Transfer Agent Fees                       Approximately                $650.00
----------------------------------------- -------------------- ----------------
Costs of Printing and Engraving           Approximately                $500.00
----------------------------------------- -------------------- ----------------
Legal Fees                                Approximately             $15,000.00
----------------------------------------- -------------------- ----------------
Accounting Fees                           Approximately              $5,000.00
========================================= ==================== ================

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In July 2001, we issued 770,000 shares of our common stock for $0.05 per share. The shares were sold to the following individuals: Daniel L. Baker, Basilius Blotsky, Darrin Bosch, James C. or Cynthia S. Doll, Perry J. Hardy, Julie A. Hellman, Terry L. Hellman, David L. Helvig, Wayne R. Hoff, Gary C. Jablonski, Melvin E. Lippert, Trevor J. Madler, Kristy M. Noot, Craig R. Pankratz, Angelo
M. Randazzo, Dan Saunders, Don Saunders, Steven J. Howry, Wayne Schaf, John Schaner, Lyle H. Schmautz, Richard A. Setterlund, Delton Stein, Tim Stroup, Miles Tomac, Chad M. Vogel, David L. Vogel, Marcus S. Vogel, Gary L. Wetsch, Thomas J. Wolff, William J. Zander, Allan Ziemann. We believe that Daniel L. Baker, Basilius Blotsky, Darrin Bosch, Terry L. Hellman, David L. Helvig, Dan Saunders, Don Saunders, Steven J. Howry, Wayne Schaf, and John Schaner were accredited investors at the time they purchased shares of our common stock. We believe that James C. or Cynthia S. Doll, Perry J. Hardy, Julie A. Hellman, Wayne R. Hoff, Gary C. Jablonski, Melvin E. Lippert, Trevor J. Madler, Kristy M. Noot, Craig R. Pankratz, Angelo M. Randazzo, Lyle H. Schmautz, Richard A. Setterlund, Delton Stein, Tim Stroup, Miles Tomac, Chad M. Vogel, David L. Vogel, Marcus S. Vogel, Gary L. Wetsch, Thomas J. Wolff, William J. Zander, and Allan Ziemann were sophisticated non-accredited investors at the time they purchased shares of our common stock. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission. Specifically, the offer was made to "accredited investors", as that term is defined under applicable federal and state securities laws, and no more than 35 non-accredited investors. All of the non-accredited investors are sophisticated and have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment. The value of the shares was arbitrarily set by us and had no relationship to our assets, book value, revenues or other established criteria of value. There were no commissions paid on the sale of those shares. The net proceeds were $38,500.

On May 24, 2001, we issued 2,550,000 shares of our common stock to our shareholders in exchange for services in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. We issued shares to the following individuals for the following services:

    o    To Chris Nixon for masonry services valued at $21,250.
    o    To Tom Williams for masonry services valued at $21,250.
    o    To Carmen Meissner for bookkeeping services valued at $21,250.

    o    To Mark Setterlund for marketing services valued at $21,250.
    o    To Mark Bahmiller for website development services valued at $21,250.
    o To Steven Wolff for business plan development services valued at $21,250.

All of the non-accredited investors are sophisticated and have such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of the prospective investment. We believe that Daniel L. Baker, Basilius Blotsky, Darrin Bosch, Terry L. Hellman, David L. Helvig, Dan Saunders, Don Saunders, Steven J. Howry, Wayne Schaf, and John Schaner were accredited investors at the time they were issued shares of our common stock. We believe that James C. or Cynthia S. Doll, Perry J. Hardy, Julie
A. Hellman, Wayne R. Hoff, Gary C. Jablonski, Melvin E. Lippert, Trevor J. Madler, Kristy M. Noot, Craig R. Pankratz, Angelo M. Randazzo, Lyle H. Schmautz, Richard A. Setterlund, Delton Stein, Tim Stroup, Miles Tomac, Chad M. Vogel, David L. Vogel, Marcus S. Vogel, Gary L. Wetsch, Thomas J. Wolff, William J. Zander, and Allan Ziemann were sophisticated non-accredited investors at the time they were issued shares of our common stock.

On May 24, 2001, we issued 5,000,000 shares of our common stock to Theodore Mees, Sr., our president, treasurer and a member of our Board of Directors and to Shirley Mees, our vice president, secretary and a member of our Board of Directors, in exchange for the assets of the sole proprietorship in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of the Securities Act of 1933, as amended. We also issued 1,000,000 shares to Theodore Mees, Jr., for founder's services. The shares were issued in exchange for the assets of the sole proprietorship, Mees Masonry. At the time the shares were issued to Theodore Mees, Sr., Shirley Mees and Theodore Mees, Jr., they were officers and directors of Mees Masonry Corporation and thus were "accredited investors".

Exhibits
--------

         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.          Underwriting Agreement (not applicable)

3.1         Articles of Incorporation*

3.2         Bylaws*

5.          Opinion Re: Legality*

8.          Opinion Re: Tax Matters (not applicable)

11.         Statement Re: Computation of Per Share Earnings**

15.         Letter on unaudited interim financial information (not applicable)

23.1        Consent of Auditors

23.2        Consent of Counsel*

*       Filed as an attachment to the original Form SB-2
**      Included in Financial Statements

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.  We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i)      To include any prospectus required by Section 10(a)
                          (3) of the Securities Act of 1933;

                  (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement or most recent post-effective amendment thereof which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), Section 230.424(b) of Regulation S-B, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and we have authorized this amendment to our Registration Statement to be signed on our behalf by the undersigned, in the city of Bismarck, North Dakota, on March 27, 2002.

                                Mees Masonry Corporation,
                                a Nevada corporation


                                By:    /s/ Theodore C. Mees, Sr.
                                       -----------------------------------
                                       Theodore C. Mees, Sr.
                                Its: principal executive and financial officer president, treasurer, and a director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:


/s/ Theodore C. Mees, Sr.                                     March 27, 2002
------------------------------------                          --------------
Theodore C. Mees, Sr.
principal executive and financial officer
president, treasurer and a director


/s/ Shirley J. Mees                                           March 27, 2002
------------------------------------                          --------------
Shirley J. Mees
vice-president, secretary and a director


/s/ Theodore C. Mees, Jr.                                     March 27, 2002
------------------------------------                          --------------
Theodore C. Mees, Jr.
director